Exhibit 10(e)

$__________Maximum Performance Cash     Date of Grant: January 4, 2016

2016 OIL PRICE CHANGE
VS.
TSR PERFORMANCE AWARD

DENBURY RESOURCES INC.

This OIL PRICE CHANGE vs. TSR PERFORMANCE AWARD (this “Award”) is made effective on the Date of Grant by Denbury Resources Inc. (the “Company”) in favor of ______________ (“Holder”). Defined terms used herein which are capitalized but not defined in this Award shall have the meaning assigned to them under the 2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc., as amended and/or restated (the “Plan”).

WHEREAS, the Committee desires to grant to Holder an Award under which Holder can earn Performance Cash (as defined below) based on the Performance Criteria set forth in this Award and subject to all of the provisions of this Award;

WHEREAS, no Performance Cash will be paid until the Vesting Date;

WHEREAS, the Performance Cash is to be issued under this Award as a standalone award agreement and not pursuant to any of the Company’s equity compensation plans; and

WHEREAS, the Company and Holder understand and agree that this Award is in all respects subject to the terms and provisions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

1.    Performance Cash Grant. The Company hereby grants Holder the right to earn and vest in up to a maximum of $________ (the “Performance Cash”). On the Delivery Date, the Performance Cash entitles the Holder to receive a lump sum payment of cash equal to the amount of Earned Performance Cash up to and including the amount of Maximum Performance Cash.

2.    Definitions. All words capitalized herein that are defined in the Plan shall have the meaning assigned them in the Plan; other capitalized words shall have the following meaning, or shall be defined elsewhere in this Award:

(a)	“Annual TSR” means for the Company, the result, expressed as a percentage, of the calculation of TSR set out in Section 4(a) hereof as to a Calendar Year within the Performance Period.

(b)	“Annual Oil Price” means, the result, expressed as a percentage, of the calculation set out in Section 4(b) hereof as to a Calendar Year within the Performance Period.

(c)
“Beginning Common Stock Price” means the average of the Closing Price of the primary common equity security for the Company for each of the 10 trading days immediately preceding the first day of each Calendar Year, taken separately, within the Performance Period being measured.

(d)
“Beginning Crude Oil WTI (NYMEX)” equals the forward looking average closing trading price of the next 12 months of Crude Oil WTI (NYMEX) strip prices immediately preceding the first day of each Calendar Year, taken separately, within the Performance Period being measured.

(e)	“Calendar Year” means the 12-month period beginning January 1 and ending December 31 for the Company.

(f)	“Change of Control” or “CIC” means, without limitation, the same as it does in the Plan.

(g)
“Closing Price” means the last reported sales price of the primary common equity security of the Company, as reported by the national exchange upon which such security is traded; provided, however, in the event the primary common equity security of the Company is not traded on a national exchange at the time of such determination, “Closing Price” will be the price determined by the Committee in good faith based upon a review of the facts and circumstances available to the Committee.

(h)
“Delivery Date” means (i) if Sections 6(b), 7(c)(i), (ii), or (iii) apply, the date on which Performance Cash is paid to Holder which shall be no later than the dates set forth in Section 6(b) or 7(c)(i), (ii) or (iii), as applicable or (ii) if Sections 6(b) or 7(c)(i), (ii) or (iii) do not apply, the date on which Earned Performance Cash is paid to Holder, which shall be no later than 30 days following March 31, 2019 (i.e., the Vesting Date).

(i)	“Disability” means, without limitation, the same as it does in the Plan.

(j)	“Earned Performance Cash” means the amount of Performance Cash which is earned during the Performance Period as described and calculated in Section 6.

(k)
“Ending Common Stock Price” equals the average of the Closing Price of the primary common equity security for the Company for each of the 10 trading days ending on and including the last day of each Calendar Year, taken separately, within the Performance Period.

(l)
“Ending Crude Oil WTI (NYMEX)” equals the forward looking average closing trading price of the next 12 months of Crude Oil WTI (NYMEX) strip prices for each of the last 10 trading days ending on and including the last day of each Calendar Year, taken separately, within the Performance Period.

(m)
“Maximum Performance Cash” means the maximum amount of Performance Cash, as set forth in Section 1, which may be earned under this Award if there are no reductions in the amount of Performance Cash under Section 5.

(n)
“Performance Period” means the three-year period beginning on the first day of the Calendar Year of the Date of Grant and ending on December 31 of the Calendar Year three years thereafter, provided that in the event of a Change of Control, the Performance Period will end on the date that such Change of Control takes effect.

(o)
“Performance Percentage” means that percentage determined based upon the TSR Relative to Oil Price Change as determined under the provisions of Section 4(d), subject to reduction under Sections 5 and 12, if any.

(p)
“Post Separation Change of Control” means a Change of Control that closes following Holder’s Separation, but where such Separation resulted from the Commencement of the Change of Control prior to Holder’s Separation. For all purposes of this Award, the term “Commencement of a Change of Control” shall mean the date on which any material action, including without limitation through a written offer, open-market bid, corporate action, proxy solicitation or otherwise, is taken by a “person” (as defined in Section 13(d) or Section 14(d)(2) of the 1934 Act), or a “group” (as defined in Section 13(d)(3) of the 1934 Act), or their affiliates, to commence efforts that, within 12 months after the date of such material action, leads to a Change of Control involving such person, group, or their affiliates.

(q)	“Target Performance Cash” means one-half of the Maximum Performance Cash which may be earned under this Award if there are no reductions in the amount of Performance Cash under Section 5.

(r)	“Three-Year Average Oil Price” means, the result, expressed as a percentage, of averaging the Annual Oil Price for each of the Calendar Years in the Performance Period.

(s)	“Three-Year Average TSR” means for the Company, the result, expressed as a percentage, of averaging the Annual TSR for each of the Calendar Years in the Performance Period.

(t)
“Total Shareholder Return” or “TSR” shall mean that percentage which reflects the increase or decrease in the average closing trading price of the Company’s primary common equity security (assuming reinvestment of any dividends) between the last 10 trading days of one Calendar Year and the last 10 trading days of the next Calendar Year, or as applicable, the average of such yearly increases or decreases.

(u)	“TSR Relative to Oil Price Change” means, the result, expressed as a percentage, of the calculation set out in Section 4(c) hereof.

(v)
“Value of Reinvested Dividends” means a dollar amount derived by (i) calculating an aggregate number of shares (or fractions thereof) of the Company represented by the sum of each dividend paid on the primary common equity security during a Calendar Year (or portion thereof under Section 4(a)(ii) below) within the Performance Period, determined by dividing the per share amount or value paid through each such dividend by the Closing Price of the primary common equity security on each such dividend payment date, and (ii) then multiplying that aggregate number of shares by the Ending Common Stock Price, respectively, for that Calendar Year (or portion thereof in the event of a Change of Control).

(w)
“Vesting Date” means March 31, 2019 or the effective date of any earlier (i) Change of Control pursuant to Section 6(b) or (ii) death, Disability or Post Separation Change of Control pursuant to Sections 7(c)(i), (ii) or (iii), as appropriate.

3.    Performance Cash as Contractual Right. Performance Cash represents a contractual right to receive a specified amount of cash, subject to the terms and conditions of this Award; provided that, based on TSR Relative to Oil Price Change as detailed below, the amount of Performance Cash that become Earned Performance Cash may range from 0% to 200% of the amount of Target Performance Cash, and Holder’s right to receive an amount of Performance Cash is generally contingent.

4.    Performance Percentage Earned With Respect to Oil Price vs. TSR Change. TSR Relative to Oil Price Change shall be calculated for the periods specified below as follows:

(a)	Annual TSR shall be calculated for the periods specified below as follows:

(i) Annual TSR for the Company for each Calendar Year within the Performance Period shall equal the result of the following calculation:

Ending Common Stock Price + Value of Reinvested Dividends	- 1
Beginning Common Stock Price

(ii) For any Calendar Year in which a Change of Control of the Company occurs, Annual TSR for the Company for that Calendar Year shall equal the result of the following calculation:

(b)	Annual Oil Price shall be calculated for the periods specified below as follows:

(i) Annual Oil Price for each Calendar Year within the Performance Period shall equal the result of the following calculation:

Ending Crude Oil WTI (NYMEX)	- 1
Beginning Crude Oil WTI (NYMEX)

(ii) For any Calendar Year in which a Change of Control of the Company occurs, Annual Oil Price for that Calendar Year shall equal the result of the following calculation:

(c)	TSR Relative to Oil Price Change shall mean the difference (expressed as a percent) between Three-Year Average TSR and the Three-Year Average Oil Price.

(Three-Year Average TSR - Three-Year Average Oil Price) = TSR Relative to Oil Price Change

(d)
TSR Relative to Oil Price Change is to be calculated as soon as practical after the end of the Performance Period. The Company’s Performance Percentage will be that percentage shown in Column 2 opposite the TSR Relative to Oil Price Change percentage shown in Column 1.

Column 1	Column 2
TSR Relative to Oil Price Change	Performance Percentage Scale
> 50%	200%
≤ 50% and > 45%	190%
≤ 45% and > 40%	180%
≤ 40% and > 35%	170%
≤ 35% and > 30%	160%
≤ 30% and > 25%	150%
≤ 25% and > 20%	140%
≤ 20% and > 15%	130%
≤ 15% and > 10%	120%
≤ 10% and > 5%	110%
≤ 5% and > -5%	100%
≤ -5% and > -10%	90%
≤ -10% and > -15%	80%
≤ -15% and > -20%	70%
≤ -20% and > -25%	60%
≤ -25% and > -30%	50%
≤ -30% and > -35%	40%
≤ -35% and > -40%	30%
≤ -40% and > -45%	20%
≤ -45% and > -50%	10%
≤ -50	0%

5.    Committee’s Reduction of Performance Percentage. Notwithstanding any provision hereof to the contrary, the Committee, in its sole discretion, by Committee resolution prior to the Vesting Date, may reduce Holder’s otherwise earned Performance Percentage in an amount (if any) based upon the Committee’s subjective evaluation. Any reduction of Holder’s Performance Percentage by the Committee for the Performance Period shall be determined after the end of the Performance Period, and shall not exceed twenty-five percent (25%) of Holder’s Performance Percentage earned during the Performance Period. The Committee does not have discretion to increase a Holder’s Performance Percentage.
6.    Earned Performance Cash.
(a)    Earned Performance Cash. The amount of Earned Performance Cash shall be equal to the product of (i) the Target Performance Cash multiplied by (ii) the Performance Percentage, as such number shall be reduced by the Company to satisfy all minimum applicable federal, state, and local income tax withholding requirements and employment tax withholding requirements. The Performance Percentage shall be determined by the Committee and the Holder will be advised as soon as administratively practicable following the end of the Performance Period (but in no case later than 90 days after the end of the Performance Period), and the Committee shall certify whether and to the extent that the Performance Percentage has been achieved, subject to the Change of Control provisions of Section 6(b) below.

(b)    Change of Control. Notwithstanding the foregoing and any other provision hereof to the contrary, if a Change of Control of the Company occurs during the Performance Period then, regardless of the Performance Percentage at the date of the Change of Control of the Company, the Performance Period will end on the date of the Change of Control and the TSR and Oil Price Change performance for the partial year will be annualized as set out in Section 4(a)(ii) and Section 4(b)(ii) above and averaged with the Annual TSR and Annual Oil Price, as appropriate, calculated for any prior completed Calendar Year to determine Earned Performance Cash, which Holder will be entitled to receive on the date of the Change of Control, but in no event later than the 15th day of the third month after the end of the Calendar Year in which such Change of Control occurs, and Holder permanently shall forfeit the right to receive any other Performance Cash under this Award.

7.	Vesting (and Forfeiture) of Earned Performance Cash.

(a)	No Separation Prior to the Vesting Date. If Holder does not experience a Separation prior to the Vesting Date, Holder will be 100% vested in the Earned Performance Cash.

(b)
Retirement Vesting Date. In the event Holder reaches his Retirement Vesting Date prior to the Vesting Date, then irrespective of whether or not Holder experiences a Separation prior to the Vesting Date, Holder will be entitled to receive Performance Cash in an amount equal to the amount of Earned Performance Cash on the Vesting Date (which Performance Cash will be delivered to Holder on the Delivery Date), without any right to receive any additional Performance Cash pursuant to this Award, and without any proration of the amount of Performance Cash earned in such circumstances. Notwithstanding the foregoing, in the event Holder experiences a Separation after Holder’s Retirement Vesting Date but within 12 months of the Date of Grant, all rights to receive Performance Cash under this Award will be forfeited.

(c)
Forfeiture. Except to the extent expressly provided in Sections 7(b) and 7(c) (i), (ii) or (iii), Holder permanently will forfeit all rights with respect to all Performance Cash upon the date of his Separation, if such Separation occurs prior to the Vesting Date.

(i) Death. If Holder experiences a Separation by reason of death prior to the last day of the Performance Period, Holder’s Beneficiary will be entitled to receive Performance Cash in an amount equal to the amount of Target Performance Cash (without any right to receive any other Performance Cash pursuant to this Award) as soon as reasonably possible, but in no event more than 60 days after Holder’s death. If Holder experiences a Separation by reason of death prior to the Vesting Date but on or after the last day of the Performance Period, Holder’s Beneficiary will be entitled to receive the amount of Earned Performance Cash based on the calculation in Section 6 herein (and does not have any right to receive any other Performance Cash pursuant to this Award) as soon as reasonably possible, but in no event more than 60 days after Holder’s death.

(ii) Disability. If Holder experiences a Separation by reason of Disability prior to the last day of the Performance Period, Holder or Holder’s Beneficiary, as applicable, will be entitled to receive Performance Cash in an amount equal to the amount of Target Performance Cash (without any right to receive any other Performance Cash pursuant to this Award) as soon as reasonably possible, but in no event later than the 15th day of the third month after the end of the Calendar Year in which the Holder experiences a Separation by reason of Disability. If Holder experiences a Separation by reason of Disability prior to the Vesting Date but on or after the last day of the Performance Period, Holder or Holder’s Beneficiary, as applicable, will be entitled to receive the amount of Earned Performance Cash based on the calculation in Section 6 herein (without any right to receive any other Performance Cash pursuant to this Award) as soon as reasonably possible, but in no event later than 60 days following the Vesting Date.

(iii) Post Separation Change of Control. If there is a Post Separation Change of Control, Holder will be entitled to receive Performance Cash in an amount equal to the amount of Target Performance Cash (without any right to receive any additional Performance Cash) as soon as reasonably possible after the date of the Change of Control, but in no event later than the 15th day of the third month after the end of the Calendar Year in which such Change of Control occurs.

8.    Withholding. The Company will reduce the amount payable, if any, pursuant to this Award by all applicable withholding, including federal, state, local and foreign tax withholding as well as any other deductions applicable to payments pursuant to this Award.

9.    [Intentionally Left Blank]

10.    Administration. Without limiting the generality of the Committee’s rights, duties and obligations under the Plan, the Committee shall have the following specific rights, duties and obligations with respect to this Award. Without limitation, the Committee shall interpret conclusively the provisions of the Award, adopt such rules and regulations for carrying out the Award as it may deem advisable, decide conclusively all questions of fact arising in the application of the Award, certify the extent to which the Performance Criteria has been satisfied and the Performance Percentage earned, exercise its right to reduce the Performance Percentage, and make all other determinations and take all other actions necessary or desirable for the administration of the Award. The Committee is authorized to change any of the terms or conditions of the Award in order to take into account any material unanticipated change in the Company’s operations, corporate structure, assets, or similar change, but only to the extent such action carries out the original purpose, intent and objectives of the Award, and, to the extent the Award is intended to qualify as “performance based” under Section 162(m) of the Internal Revenue Code, does not affect such qualification. All decisions and acts of the Committee shall be final and binding upon Holder and all other affected parties. The Committee, without limitation, may delegate all of what, in its sole discretion, it determines to be ministerial duties to an administrator; provided, further, that the determinations under, and the interpretations of, any provision of the Award by the Committee shall, in all cases, be in its sole discretion, and shall be final and conclusive.

11.    Beneficiary. Holder’s rights hereunder shall be exercisable during Holder’s lifetime only by Holder or Holder’s legal representative. Holder may file with the Committee a written designation of beneficiary (such person(s) being the Holder’s “Beneficiary”), on such form as may be prescribed by the Committee. Holder may, from time to time, amend or revoke a designation of Beneficiary. If no designated Beneficiary survives Holder, the Holder’s estate shall be deemed to be Holder’s Beneficiary.

12.    Adjustments in this Award. In addition to any adjustments under Section 5 herein, in the event of any dividend or split of the primary common equity security of the Company, or recapitalization (including, but not limited to, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than cash dividends), exchange of such shares, or other similar corporate change, with regard to the Company, appropriate adjustments may be made to this Award in a manner deemed equitable by the Committee.

13.    Holder’s Access to Information. As soon as reasonably possible after the close of the preceding Calendar Year, the Committee shall make all relevant annually determined calculations and determinations hereunder and will furnish all such relevant information to Holder as soon as reasonably possible following the date on which all, or a substantial majority, of the information is available.

14.    No Transfers Permitted. The rights under this Award are not transferable by the Holder other than by will or the laws of descent and distribution, and so long as Holder lives, only Holder or his or her guardian or legal representative shall have the right to receive and retain Earned Performance Cash.

15.    No Right To Continued Employment. Neither the Plan nor this Award shall confer upon Holder any right with respect to continuation of employment by the Company, or any right to provide services to the Company, nor shall they interfere in any way with Holder’s right to terminate employment, or the Company’s right to terminate Holder’s employment, at any time.

16.    Governing Law. Without limitation, this Award shall be construed and enforced in accordance with, and be governed by, the laws of Delaware.

17.    Binding Effect. This Award shall inure to the benefit of and be binding upon the heirs, executors, administrators, permitted successors and assigns of the parties hereto.

18.    Waivers. Any waiver of any right granted pursuant to this Award shall not be valid unless it is in writing and signed by the party waiving the right. Any such waiver shall not be deemed to be a waiver of any other rights.

19.    Severability. If any provision of this Award is declared or found to be illegal, unenforceable or void, in whole or in part, the remainder of this Award will not be affected by such declaration or finding and each such provision not so affected will be enforced to the fullest extent permitted by law.

20.    Clawback. The Performance Cash are subject to any written clawback policies that the Company, with the approval of the Board, may adopt. Any such policy may subject the Performance Cash and amounts paid or realized with respect to the Performance Cash to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and that the Company determines should apply to the Performance Cash.

21.    Section 409A of the Code. It is the intention of the Committee that this Award is exempt from the Nonqualified Deferred Compensation Rules as a short-term deferral (within the meaning of such rules), and, as such, that this Award will be operated and construed accordingly. Neither this Section 21 nor any other provision of this Award or the Plan is or contains a representation to the Holder regarding the tax consequences of the grant, vesting, or settlement of this Award and should not be interpreted as such.

[Signature page to follow]

IN WITNESS WHEREOF, the Company has caused this Award to be executed on its behalf by its duly authorized representatives on the Date of Grant.

DENBURY RESOURCES INC.

By:
	Phil Rykhoek Chief Executive Officer	Mark C. Allen Senior Vice President and Chief Financial Officer

ACKNOWLEDGMENT

The undersigned hereby acknowledges (i) receipt of this Award, (ii) the opportunity to review the Plan, (iii) the opportunity to discuss this Award with a representative of the Company, and the undersigned’s personal advisors, to the extent the undersigned deems necessary or appropriate, (iv) the understanding of the terms and provisions of the Award and the Plan, and (v) the understanding that, by the undersigned’s signature below, the undersigned is agreeing to be bound by all of the terms and provisions of this Award and the Plan.

Without limitation, the undersigned agrees to accept as binding, conclusive and final all decisions, factual determinations, and/or interpretations (including, without limitation, all interpretations of the meaning of provisions of the Plan, or Award, or both) of the Committee regarding any questions arising under the Plan, or this Award, or both.

Effective as of the Date of Grant.

Holder's Signature